Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND TWELVE MONTHS OF FISCAL 2006 AND A PLAN TO REPURCHASE COMMON STOCK

Milwaukee, WI August 10, 2006/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2006 fourth quarter consolidated net sales of $656.0 million and consolidated net income of $15.8 million or $.31 per diluted share. The fourth quarter of fiscal 2005 had consolidated net sales of $871.7 million and consolidated net income of $50.4 million or $.98 per diluted share. The consolidated net sales decrease of $215.7 million or 25% was due to a $120.5 million or 24% decrease in the Engines Segment’s net sales and a $138.2 million or 29% decrease in the Power Products Segment’s net sales. The $34.6 million decline in fourth quarter consolidated net income was primarily the result of decreased shipment volumes experienced across both operating segments.

For fiscal 2006, the Company had consolidated net sales of $2,542.2 million and consolidated net income of $102.3 million or $1.98 per diluted share. For fiscal 2005, consolidated net sales were $2,654.9 million, and consolidated net income was $136.6 million or $2.63 per diluted share. The $112.7 million or 4% decrease in consolidated net sales was primarily due to a decrease in the volume of engine shipments. Fiscal 2006 consolidated net income decreased $34.2 million or 25% from the previous year. Pricing improvements in both operating segments were offset by decreased shipping volumes, primarily in the Engines Segment, increased legal and professional fees, stock option expensing and expenses associated with the termination of operations and liquidation of assets acquired from Murray, Inc.

Engines:

Fiscal 2006 fourth quarter net sales were $384.8 million versus $505.3 million for the same period a year ago, a decrease of $120.5 million or 24%. The reduction in net sales was primarily the result of a 30% engine unit shipment decrease over the same period a year ago. We believe the decrease in unit shipments was the result of softer retail demand for lawn and garden equipment and efforts by retailers to maintain reasonable inventory levels in the distribution channels at the end of the selling season. The impact of the volume reduction was partially offset by improvements in pricing implemented at the start of the fiscal year.

Net sales for fiscal 2006 were $1,648.2 million versus $1,739.2 million in the prior year, a decrease of $91.0 million or 5%. The principal factor contributing to the net sales decrease was the fourth quarter engine unit shipment decrease described above, which caused the fiscal 2006 shipments to be 7% less than the prior year.

Income from operations for the fourth quarter of fiscal 2006 was $16.5 million, down $30.8 million from $47.3 million during the same period in the prior year. The major factor contributing to the decline was reduced engine unit shipments. The shipment decline also resulted in lower utilization of the operating facilities as production levels were reduced to manage our engine inventories. However, more favorable pricing and a gain on the sale of a facility offset the cost of lower production.

Income from operations for fiscal 2006 was $149.8 million, up $7.1 million from $142.7 million in fiscal 2005. The increase between years was the result of gains associated with certain asset sales. Pricing improvements offset the impact of lower shipment volumes and savings from cost reduction programs offset the unfavorable impact of lower utilization of the operating facilities and a product mix that favored units with lower margins. The absence of the prior year’s $38.9 million bad debt expense was offset by increases in employee benefit costs and legal and professional fees.

Power Products:

Fiscal 2006 fourth quarter net sales were $340.5 million versus $478.7 million from the same period a year ago, a decrease of $138.2 million. A majority of the decrease in net sales was the result of the anticipated reduction of $112.9 million of sales of lawn and garden equipment to major retailers who moved away from Murray branded product for the 2006 lawn and garden season. The remainder of the net sales decrease was the result of lower shipment volumes of premium lawn and garden equipment and pressure washer product. Both product lines were affected by the lower retail demand and inventory control practices described above in the Engines Segment.

Net sales for fiscal 2006 were $1,186.0 million versus $1,193.6 million in the prior year, a $7.6 million decrease. The decline was the result of lower shipment volumes of lawn and garden products and pressure washers as described in the fourth quarter. Sales of generator products increased due to the strong hurricane activity during the fiscal year.

Income from operations was $9.4 million in the fourth quarter of fiscal 2006, a decrease of $20.7 million over the same period a year ago. The decrease was the result of lower sales volumes, an unfavorable mix of lawn and garden equipment sales that favored lower margined product and expenses associated with the liquidation of assets acquired from Murray, Inc.

Income from operations for fiscal 2006 was $29.6 million, a decrease of $19.7 million from the operating income generated for the same period a year ago. The major reasons for the decrease were lower sales volumes and expenses associated with the termination of operations and liquidation of assets acquired from Murray, Inc.

General:

Other income was less than in the prior year for both the fourth quarter and fiscal 2006 due to the Company’s portion of lower earnings at joint ventures. The effective tax rate is 30.6% for the fourth quarter and 32.8% for fiscal 2006 versus the prior year’s fourth quarter and full year rates of 31.7% and 33.0%, respectively.

The $19.8 million extraordinary gain recorded in fiscal 2005 resulted from the acquisition of selected Murray, Inc. assets.

During the fourth quarter, the Company purchased 247,000 shares of its common stock in the open market completing a one million share repurchase program approved by the Board of Directors. For fiscal 2006, this resulted in share repurchases totaling $34.9 million.

The Company repaid $99 million of long-term debt in the fourth quarter of fiscal 2006, resulting in $101 million of net long-term debt repayments for the entire fiscal year. Of the total repayments, $90 million was used to reduce the variable rate term notes due in 2008.

Share Repurchase Program:

The Company today announced that it intends to initiate repurchases of up to $120 million of its common stock through open market transactions over the next eighteen months. The timing and amount of purchases will be dependent upon the market price of the stock and certain governing loan covenants.

Outlook:

For fiscal 2007, the Company projects that net income will be in the range of $122 to $128 million or $2.43 to $2.55 per diluted share. The estimate is based on the assumption that consolidated net sales will grow 1.5% to 2.5% between years primarily due to volume. Operating income margins are projected to be in the range of 8.2% to 8.6%, and interest expense and other income are forecasted at $42.0 million and $13.9 million, respectively. The effective tax rate for the full year is projected to be 33% to 35%. Fiscal 2007 first quarter consolidated net sales are projected to be in the range of $420 to $450 million. Lower first quarter sales and production schedules result in a projected net loss in the first quarter in the range of $10 to $12 million or $.20 to $.24 per diluted share.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 244-4630. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 941703.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; our customer’s ability to successfully obtain financing; the actions of customers of our OEM customers; actions by potential acquirers of certain OEMs; the ability to successfully realize the maximum market value of acquired assets; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands, except per share data)
(Unaudited)

	Fourth Quarter		Twelve Months

	2006	2005	2006	2005
NET SALES	$655,955	$871,717	$2,542,171	$2,654,875
COST OF GOODS SOLD	543,864	709,514	2,050,487	2,149,984
Gross Profit on Sales	112,091	162,203	491,684	504,891
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	83,976	85,261	315,718	314,123
Income from Operations	28,115	76,942	175,966	190,768
INTEREST EXPENSE	(9,865)	(9,729)	(42,091)	(36,883)
OTHER INCOME, Net	4,496	6,486	18,491	20,430
Income before Provision for Income Taxes	22,746	73,699	152,366	174,315
PROVISION FOR INCOME TAXES	6,953	23,328	50,020	57,548
Income before Extraordinary Gain/(Loss)	15,793	50,371	102,346	116,767
EXTRAORDINARY GAIN/(LOSS)	-	-	-	19,800
Net Income	$15,793	$50,371	$102,346	$136,567

Average Shares Outstanding	51,353	51,194	51,479	51,472
Income before Extraordinary Gain	0.31	0.98	1.99	2.27
Extraordinary Gain	-	-	-	0.38
BASIC EARNINGS PER SHARE	$0.31	$0.98	$1.99	$2.65

Diluted Average Shares Outstanding	51,417	51,539	51,594	51,954
Income before Extraordinary Gain	0.31	0.98	1.98	2.25
Extraordinary Gain	-	-	-	0.38
DILUTED EARNINGS PER SHARE	$0.31	$0.98	$1.98	$2.63

Segment Information

(In Thousands)
(Unaudited)

	Fourth Quarter		Twelve Months

	2006	2005	2006	2005
NET SALES:
Engines	$384,790	$505,332	$1,648,224	$1,739,184
Power Products	340,539	478,704	1,186,025	1,193,616
Inter-Segment Eliminations	(69,374)	(112,319)	(292,078)	(277,925)
Total*	$655,955	$871,717	$2,542,171	$2,654,875

*Includes international sales of	$91,641	$131,284	$526,952	$477,352

GROSS PROFIT ON SALES:
Engines	$80,132	$105,526	$381,932	$372,162
Power Products	29,715	57,100	113,166	133,888
Inter-Segment Eliminations	2,244	(423)	(3,414)	(1,159)
Total	$112,091	$162,203	$491,684	$504,891

INCOME FROM OPERATIONS:
Engines	$16,485	$47,279	$149,760	$142,653
Power Products	9,386	30,086	29,620	49,274
Inter-Segment Eliminations	2,244	(423)	(3,414)	(1,159)
Total	$28,115	$76,942	$175,966	$190,768

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June

(In Thousands)
(Unaudited)

	2006	2005
CURRENT ASSETS:
Cash and Cash Equivalents	$95,091	$161,573
Accounts Receivable, Net	273,502	360,786
Inventories	562,015	469,665
Deferred Income Tax Asset	58,024	92,251
Other	43,020	34,930
Total Current Assets	1,031,652	1,119,205

OTHER ASSETS:
Goodwill	251,885	253,663
Investments	48,917	49,783
Prepaid Pension	75,789	-
Deferred Loan Costs, Net	4,308	6,016
Other Intangible Assets, Net	94,596	96,445
Other Long-Term Assets, Net	6,765	26,601
Total Other Assets	482,260	432,508

PLANT AND EQUIPMENT:
At Cost	1,008,164	1,005,644
Less - Accumulated Depreciation	577,876	558,389
Plant and Equipment, Net	430,288	447,255
	$1,944,200	$1,998,968

CURRENT LIABILITIES:
Accounts Payable	$161,291	$155,973
Short-Term Borrowings	3,474	443
Accrued Liabilities	178,381	196,252
Total Current Liabilities	343,146	352,668

OTHER LIABILITIES:
Deferred Income Tax Liability	102,862	113,794
Accrued Pension Cost	25,587	47,944
Accrued Employee Benefits	16,267	15,125
Accrued Postretirement Health Care Obligation	84,136	77,607
Other Long-Term Liabilities	1,672	16,323
Long-Term Debt	383,324	486,321
Total Other Liabilities	613,848	757,114

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	67,904	56,372
Retained Earnings	1,086,397	1,029,329
Accumulated Other Comprehensive Income (Loss)	4,960	(48,331)
Unearned Compensation on Restricted Stock	(2,199)	(1,985)
Treasury Stock, at Cost	(169,856)	(146,199)
Total Shareholders’ Investment	987,206	889,186
	$1,944,200	$1,998,968

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Twelve Months Ended Fiscal June

CASH FLOWS FROM OPERATING ACTIVITIES:	2006	2005
Net Income	$102,346	$136,567
Extraordinary Gain	-	(19,800)
Depreciation and Amortization	77,234	72,793
(Gain) Loss on Disposition of Plant and Equipment	(11,139)	2,418
Provision for Deferred Income Taxes	(10,438)	(3,896)
Decrease (Increase) in Accounts Receivable	87,284	(26,892)
(Increase) Decrease in Inventories	(92,350)	12,784
(Increase) Decrease in Other Current Assets	(12,302)	2,650
Decrease in Accounts Payable and Accrued Liabilities	(7,695)	(27,673)
Other, Net	21,668	(393)
Net Cash Provided by Operating Activities	154,608	148,558

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(69,518)	(86,075)
Proceeds Received on Disposition of Plant and Equipment	11,518	1,940
Investment in Joint Venture	(900)	(1,500)
Proceeds Received on Sale of Certain B&S Canada Assets	-	4,050
Cash Paid for Acquisition, Net of Cash Received	6,347	(355,094)
Loan Receivable	(2,500)	-
Net Cash Used in Investing Activities	(55,053)	(436,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings on Loans and Notes Payable	(100,794)	122,316
Issuance Cost of Debt	-	(925)
Dividends	(45,279)	(35,065)
Stock Option Exercise Proceeds and Tax Benefits	12,457	20,139
Treasury Stock Purchases	(34,919)	-
Net Cash (Used in) Provided by Financing Activities	(168,535)	106,465

EFFECT OF EXCHANGE RATE CHANGES	2,498	835
NET DECREASE IN CASH AND CASH EQUIVALENTS	(66,482)	(180,821)
CASH AND CASH EQUIVALENTS, Beginning	161,573	342,394
CASH AND CASH EQUIVALENTS, Ending	$95,091	$161,573